Exhibit 99.1

Codexis Appoints Pam P. Cheng, Merck Global Executive, to Board of Directors

REDWOOD CITY, Calif., November 3, 2014 - Codexis, Inc. (NASDAQ: CDXS), a leading developer of biocatalysts for the pharmaceutical and fine chemical industries, today announced the appointment of Pam Cheng to its board of directors. Ms. Cheng is a 17-year veteran of Merck & Co. and is currently serving as President of MSD China, where she has direct responsibility for $1.3 billion in sales and approximately 4,000 employees, covering a wide functional scope which includes commercial, R&D, manufacturing and various business support organizations.
John Nicols, President and CEO of Codexis, said “We are absolutely delighted to welcome Pam to Codexis’ Board of Directors. She is exceptionally well qualified to help us continue to grow the company using the significant depth of her pharmaceutical experience and extensive industry network both in the U.S. and Asia. We look forward to benefiting from her insight and strategic guidance.”
Ms. Cheng commented, “I am excited to join the board of Codexis, particularly at this important time for the company, as highlighted by its recent ground breaking CodeEvolver ® license agreement. Codexis has a great, proven technology foundation, and I intend to help take the company to the next level by leveraging my global experiences in the pharmaceutical industry."
Prior to serving as President of MSD China, Ms. Cheng served as Senior Vice President, Global Supply Chain Management for Merck in New Jersey, with overall end-to-end supply chain oversight for its human health, vaccines, and consumer care businesses globally. Before Merck, Ms. Cheng held operational roles at GAF Chemicals and UOP/ Union Carbide.

Ms. Cheng received an MBA in Marketing from Pace University in New York and her Bachelor and Masters of Chemical Engineering from the Stevens Institute of Technology in New Jersey. She has also earned Six Sigma Executive Belt Certification.
About Codexis, Inc.

Codexis, Inc. is a leading developer of biocatalysts for pharmaceutical and fine chemical production. Codexis’ proven technology enables scale-up and implementation of biocatalytic solutions to meet customer needs for rapid, cost-effective and sustainable process development - from research to manufacturing. For more information, see www.codexis.com.

Forward-Looking Statements
This press release contains forward-looking statements relating to Codexis’ ability to accelerate the profitable growth of its biocatalyst business. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond Codexis’ control and that could materially affect actual results. Factors that could materially affect actual results include Codexis’ need for substantial additional capital in the future in order to expand its business; Codexis’ dependence on its collaborators; Codexis’ dependence on a limited number of products and customers in its pharmaceutical business; potential adverse effects to Codexis’ business if its customers’ pharmaceutical products are not received well in the markets; Codexis’ ability to develop and commercialize new products for the pharmaceutical markets; the success of Codexis’ cost saving measures; Codexis’ ability to deploy its technology platform in new market spaces; any impairments Codexis may be required to record in the future with respect to its goodwill, intangible assets or other long-lived assets; the variability of Codexis’ pharmaceutical product gross margins which are variable and may decline from quarter to quarter; Codexis’ ability to retain key personnel; Codexis’ reliance on customers to provide information in order for Codexis to report accurately its financial results in a timely manner; Codexis’ ability to compete which may decline if it loses some of its intellectual property rights; third party claims that Codexis infringes third party intellectual property rights; and Codexis could face increased competition if third parties misappropriate Codexis biocatalysts. Additional factors that could materially affect actual results can be found in Codexis’ Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 13, 2014, and in subsequent quarterly reports on Form 10-Q, including under the captions titled “Risk Factors.” Codexis expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

CONTACT:

Codexis, Inc.

Investors
Mike Rice, 646-597-6987
mrice@lifesciadvisors.com

Media
Kate Whelan, +46 72 216 98 49
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